Exhibit 5.1

Watson, Farley & Williams LLP
Our reference: HOLS1/25247.50062/80256069v1 May 30, 2014	1133 Avenue of the Americas New York, New York 10036 Tel +1 212 922 2200 Fax +1 212 922 1512

Teekay Offshore Partners L.P.

Teekay Offshore Finance Corp.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) and New York law (“New York Law”) for Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), and Teekay Offshore Finance Corp., a Marshall Islands corporation (“TOFC” and, together with the Partnership, the “Issuers”), in connection with the preparation and filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-3 (No. 333-196098 and No. 333-196098-01) (the “Registration Statement”), for the registration of the offering by the Issuers of an aggregate principal amount of up to $316,250,000 of the Company’s notes due 2019 (the “Notes”) and the final prospectus dated May 27, 2014 relating to the offering of the Notes (the “Prospectus”).

In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the Prospectus, (ii) the Indenture and Supplemental Indenture (collectively, the “Indenture”), each dated May 30, 2014 among the Issuers and The Bank of New York Mellon, as trustee (the “Trustee”), (iii) the form of the Notes included within the Indenture, and (iv) such corporate records, certificates, agreements, documents or other instruments, and papers, documents and certificates of public officials and certificates of representatives of the Partnership and its general partner, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, and of TOFC as we have deemed necessary. In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

We have also assumed the power, authority and legal right of all parties to the Indenture and the Notes (other than the Issuers), to enter into and perform their respective obligations thereunder, and the due authorization,

Watson, Farley & Williams LLP is a Delaware limited liability partnership. Any reference to a ‘partner’ means a member of Watson, Farley & Williams LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams LLP or an affiliated undertaking has an office in each of the cities listed.

London — New York — Paris — Hamburg — Munich — Frankfurt — Rome — Milan — Madrid — Athens — Singapore — Bangkok — Hong Kong

Teekay Offshore Partners L.P. Teekay Offshore Finance Corp. May 30, 2014	Page 2

execution and delivery of the Indenture and the Notes by all parties thereto (other than the Issuers). We have further assumed the validity and enforceability of all documents under all applicable laws other than Marshall Islands Law and New York Law. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

We have further assumed that (i) the Indenture will be duly qualified under the Trust Indenture Act of 1939, as amended, (ii) the Registration Statement has become effective under the Securities Act, (iii) all Notes shall be issued and sold in compliance with the Registration Statement and applicable federal, state and foreign securities laws and in the manner stated in the Registration Statement and (iv) the execution, delivery and performance by the Issuers of the Indenture and the Notes will not result in any conflict with or breach of any agreement or document binding on them.

This opinion is limited to Marshall Islands Law and New York Law, and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.	Each of the Issuers is validly existing under Marshall Islands Law.

2.	Each of the Issuers has the limited partnership or corporate power, as applicable, to enter into the Indenture.

3.	The Notes to be issued pursuant to the Indenture and as contemplated by the Registration Statement have been duly authorized.

4.	The Notes, when duly and validly executed and delivered by the Issuers and duly authenticated by the Trustee in accordance with the terms of the Indenture and as contemplated by the Registration Statement, and issued and sold as contemplated in the Registration Statement and the applicable underwriting agreement, and delivered to and paid for by the purchasers thereof, will constitute the will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

We express no opinion concerning the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of U.S. federal or state securities or blue sky laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Prospectus. In giving this

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consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

Watson, Farley & Williams LLP

/s/ Watson, Farley & Williams LLP